THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE"1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1033 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY

                   AGREEMENT FOR THE EXCHANGE OF COMMON STOCK
                   ------------------------------------------

         Agreement made this 18th day of December, 2000, by and among Sweets and eats, Inc., a Florida corporation, (the "ISSUER"), and Safe Transportation Systems, Inc., a Wyoming corporation ("STS").

         In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration,

         THE PARTIES HERETO AGREE AS FOLLOWS:

         1. EXCHANGE OF SECURITIES. Subject to the terms and conditions of this Agreement, the ISSUER agrees to issue to the shareholders of STS, 12,000,000 shares of common stock of ISSUER, (the "Shares"), in exchange for 100% of the issued and outstanding shares of STS.

         2 REPRESENTATIONS AND WARRANTIES.ISSUER represents and warrants to STS the following:

         i. Organization. ISSUER is a corporation duly organized, validly existing, and in good standing under the laws of florid, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Florida. All actions taken by the incorporators, directors and shareholders of ISSUER have been valid and in accordance with the laws of the State of Florida.

         ii. Capital. The authorized capital stock of ISSUER CONSISTS OF 50,000,000 shares of common stock, $0.001 par value, of which, prior to closing there are 4,000,000 shares are issued and outstanding.


         iii. OTCBB  Listing.   The Company is currently  listed on the Over the
Counter Bulletin Board with the following trading symbol: SWEA

         iv. Financial Statements. The Financial Statements of the ISSUER as contained in its EDGAR filings and the related statements of income and retained earnings for the periods then ended have been prepared in accordance with generally accepted accounting principles consistently followed by ISSUER throughout the periods indicated, and fairly present the financial position of ISSUER as of the date of the financial statements.

         v. Absence of Changes. Since the date of the financial statements, there has not been any change in the financial condition or operations of ISSUER, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

         vi. Liabilities. ISSUER does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on the ISSUERS' financial statement. ISSUER is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving issuer or its common stock. there is no dispute of any kind between issuer and any third party, and no such dispute will exist at the closing of this Agreement. At closing, ISSUER will be free from any and all liabilities, liens, claims and/or commitments.

         vii. Ability to Carry Out Obligations. ISSUER has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by ISSUER and the performance by ISSUER of its obligations hereunder will not cause, constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which ISSUER or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause ISSUER to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of ISSUER or upon the securities of ISSUER to be issued to the shareholders of STS.

         viii. Full disclosure. None of representations and warranties made by the ISSUER, or in any certificate or memorandum furnished or to be furnished by the 9SSUER, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

         ix. Contract and Leases. ISSUER is not currently carrying on any business and is not a party to any contract, agreement or lease. No person holds a power of attorney from ISSUER.

         x. Compliance with Laws. To the best of its knowledge, ISSUER has complied with, and is not in violation of any federal, state, or local statue, law, and/or regulation.

         xi. Litigation. ISSUER is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the ISSUER, there is no bases for any such action or proceeding and no such action or proceeding is threatened against ISSUER and ISSUER is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

         xii. Conduct of Business. prior to the closing, ISSUER shall conduct its business in the normal course, and shall not (1) sell, pledge, or assign any assets (2) amend its Articles of Incorporation or Bylaws, (3) declare dividends, redeem, or sell stock or other securities, (4) incur any liabilities. (5) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (6) enter into any other transaction.

         xiii.Documents. All minutes, consents or other documents pertaining to ISSUER to be delivered at closing shall be valid and in accordance with the laws
o Florida.

         xiv. Title. the Shares to be issued pursuant to this Agreement will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such Shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares, except as provided in this Agreement, the ISSUER is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be issued pursuant to the Agreement. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the Shares, impair, restrict or delay any voting rights with respect to the shares.

         3. STS represents and warrants to ISSUER the following that prior to Closing, it has been represented by independent counsel.

         4. INVESTMENT INTENT. Shareholders are acquiring the Shares for its own account for purposes of investment and without expectation, desire, or need for resale and not with the view toward distribution, resale, subdivision, or fractionalization of the Shares.

         5.   DOCUMENTS TO BE DELIVERED AT CLOSING.

         i.   By the ISSUER

         (1)  Board  of  Directors   Minutes   authorizing  the  issuance  of  a
certificate or certificates for the 12,000,000 Shares to be issued pursuant to this Agreement.

         (2)  The resignation of the current officers and directors of ISSUER.

         (3) A Board of Directors resolution appointing the following as directors of ISSUER:

              James B. Long
              Ian Pallett
              George Roy Long, Jr.

         (4) All of the business and corporate records of ISSUER, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meeting, financial statements, shareholder listings, stock transfer records, agreements and contracts.

         i.   By STS:


         (1) Delivery to the ISSUER, or to its Transfer Agent, the certificates representing 100% of the issued and outstanding stock of STS/

         6. CLOSING. The closing of this transaction shall take place at the law offices of Eric P. Littman, 7695 S. W. 104th Street, suite 210, Miami, Florida 33156.Unless the closing of this transaction takes place on or before March 31, 2001, then either party may terminate this Agreement.

         7.   MISCELLANEOUS.

         i. Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

         ii. No oral Change. this Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

         iii. Choice of Law. this Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Florida. If any action is brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the State Courts of Miami-Dade County, Florida. in the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

         iv. Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

         v. Time of essence. Time is of the essence of this Agreement and of each and every provision hereof.

         vi. Entire Agreement. This Agreemet contains the entire Agreement and understanding between the parties heretom and supersedes all prior agreements and understandings.

         vii. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall constitute origianl signatures.

         IN WITNESS WHEREOF, the undersigned has executed this Agreement on this 18th day of December, 2000.


Sweets and Eats, Inc.                        Safe Transportation Systems, Inc.



By: /s/                                      By: /s/ James B. Long
-----------------------                      ----------------------
        James H. Bailey, President                   James B. Long, President